Income Portfolio
10f-3 Report
For the Quarter Ended September 30, 2002



Issuer                Trade Date           Selling Broker
Federal Home
Loan Mortgage Corp    August 20, 2002      First Tennessee Bank

Amount Purchased     Purchase Price U.S. $  % of Fund Assets
1,000,000            100.00	                1.61

% of Issue
1.00